Exhibit 10.26

OWENS CORNING 2013 STOCK PLAN

DEFERRED STOCK UNIT AWARD AGREEMENT

OWENS CORNING, a Delaware corporation (the “Company”), will grant to [Participant Name] (the “Holder”), effective January 1, 2014, pursuant to the provisions of the Owens Corning 2013 Stock Plan (the “Plan”), certain deferred stock units (the “Units”) relating to shares of the Company’s Common Stock, $0.01 par value (“Stock”), upon and subject to the restrictions, terms and conditions set forth below (the “Award”). The Units reflect: (1) the Holder’s election to defer receipt of shares granted to the Holder for service as a Non-Employee Director; and (2) the Holder’s election to receive the Units in lieu of all or part of the Holder’s cash retainer and meeting fees that would otherwise be payable to the Holder for the Holder’s service as a Non-Employee Director. The Units that become subject to this Award shall be determined and granted to the Holder as of each date during 2014 on which shares of Stock or cash would have otherwise been issued or paid to the Holder if the Holder had not made an election to receive Units in lieu of such shares and cash payments (each, a “Grant Date”). The number of Units subject to this Award shall be equal to (i) the number of shares of Stock that otherwise would have been issued to the Holder as of the applicable Grant Date and (ii) the amount of cash that otherwise would have been paid to the Holder as of the applicable Grant Date divided by the Fair Market Value of a share of Stock as of such Grant Date. The parties intend for this Award Agreement to apply to all Units granted to the Holder in 2014 pursuant to the attached Election Form. Each Unit shall provide for the issuance and transfer to the Holder of one share of Stock. Upon issuance and transfer of the shares of Stock subject to the Units, the Holder shall have all rights incident to ownership of such shares, including but not limited to voting rights and the right to receive dividends. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Delivery of Certificates. Subject to the remainder of this Agreement, the Company shall deliver or cause to be delivered one or more certificates representing the number of whole shares of Stock represented by this Award on the distribution date and in the manner elected by the Holder in his or her 2014 Director’s Compensation Stock/Cash Election Form (the “Election Form”). The distribution shall commence as soon as administratively practicable, but in no event later than 90 days, following the date elected by the Holder. Notwithstanding the foregoing, (i) in the event of the Holder’s death, the shares of Stock subject to the Award shall be distributed to the Holder’s Beneficiary in a lump sum within 90 days following the date of the Holder’s death, (ii) in the event of a change in control event, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the shares of Stock subject to the Award or, at the election of the Board as constituted immediately prior to such change in control event, a cash payment equal to the Fair Market Value of such shares shall be distributed to the Holder in a lump sum not later than five business days after the date of such change in control event [and (iii) as of the date of the Holder’s separation from service, within the meaning of Section 409A of the Code, the Company shall make a cash payment to the Holder equal to the Fair Market Value of any fractional share of Stock subject to this Award].

2. Rights as a Stockholder. Prior to the settlement of this Award in accordance with this Agreement and the Election Form, the Holder will be credited with additional whole and fractional Units to reflect dividends payable with respect to the shares of Stock represented by the Units, with the increase in the number of Units equal to the number of shares of Stock that could be purchased with the dividends based on the value of the Stock at the time such dividends are paid. Units credited pursuant to the preceding sentence shall be paid to the Holder in the time and manner as provided under this Agreement and the attached Election Form. No dividends will be credited with respect to record dates occurring prior the applicable Grant Date. The Holder shall not be a shareholder of record with respect to the shares of Stock underlying the Units and shall have no voting rights with respect to such shares prior to the Holder’s receipt of such shares. The Parties agree that in the absence of a specific agreement to the contrary, the Holder’s rights as a shareholder for all prior equity grants and awards shall be subject to the same terms and conditions as set forth in this Section 2.

3. Additional Terms and Conditions of Units.

3.1 Nontransferability of Units. Prior to the settlement of the Award in accordance with this Agreement and the Election Form, the Units subject to the Award may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, prior to the settlement of the Award, the shares of Stock subject to the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.

3.2 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Award shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

3.3 Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Units upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Units shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. Further, Holder agrees that to the extent issuance of shares in the Holder’s jurisdiction is impossible, illegal, unauthorized, or in the Company’s discretion is imprudent or is otherwise impracticable for any reason, that the Company may, in its discretion, either deem the Award to be a cash award of equivalent cash value or may direct the sale of all shares subject to the Award and settle the Award in cash locally with the Holder.

3.4 Award Confers No Rights to Continued Service. The granting of the Units does not entitle the Holder to any award other than that specifically granted under the Plan, nor to any future award under the Plan or any similar plan. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement, give or be deemed to give the Holder any right to continued service as a Non-Employee Director. The Holder hereby waives any and all rights to compensation or damages as a result of the termination of service with the Company for any reason whatsoever insofar as those rights result or may result from: (a) the loss or diminution in value of any rights under the Plan; or (b) the Holder ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

3.5 Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Administration of the Award has been delegated to the Company. Any interpretation, determination or other action made or taken by the Board or the Committee, or the Company as its delegate, regarding the Plan or this Agreement shall be final, binding and conclusive.

3.6 Incorporation of the Plan. The Plan, as it exists on the date of this Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and this Agreement shall be subject to all terms and conditions of the Plan and any subsequent amendments to the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. The Holder hereby acknowledges receipt of a copy of the Plan.

3.7 Value of Units and Stock. The Company makes no representation as to the value of the Units. The Company is not responsible for any fluctuations in the value of the Stock.

3.8 Investment Representation. The Holder hereby represents and covenants that (a) any shares of Stock acquired under the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the date of acquisition of any shares hereunder or (ii) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to the delivery to the Holder of any shares subject to the Units, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Board or any committee authorized by the Board shall in its sole discretion deem necessary or advisable.

3.9 Notices and Electronic Delivery. The Company may, in its sole discretion, deliver any documents (other than certificates), notices or other communications related to the Units and the Holder’s participation in the Plan by electronic means. The Holder hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Any documents, notices or other communications which are not delivered electronically pursuant to this section shall be in writing, and shall be deemed to have been duly given when received, if delivered personally, or when mailed, if sent by first class mail, postage paid, addressed as follows:

(a) if to the Company or the Committee, to the attention of the Vice President, Total Rewards, Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio 43659, or to the attention of such other person or at such other address as the Company, by notice to the Holder, may designate in writing from time to time, and

(b) if to the Holder, at his address as shown on the records of the Company, or at such other address as the Holder, by notice to the Company, may designate in writing from time to time.

3.10 Miscellaneous.

(a) Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any right hereunder in accordance with the Plan.

(b) Entire Understanding. The Plan and this Agreement constitute the entire agreement and understanding between the parties with respect to the matters described herein and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

(c) Modification. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(d) Waiver. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(e) Fees and Expenses; Legal Compliance. The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.

(f) Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

(g) Data Privacy. By signing this Agreement, including by way of electronic acceptance by means acceptable to the Company of the Agreement, the Holder explicitly consents to the collection, processing, and transfer (electronically or otherwise) of personal data by the Company and any third parties as necessary. Moreover, the Holder explicitly acknowledges and agrees that personal data (including but not limited to Holder’s name, home address, telephone number, and tax identification number) may be transferred to third parties assisting the Company with the implementation of the Plan. The Holder expressly authorizes such transfer to and processing by third parties. The Company will take reasonable measures to keep the Holder’s personal data private, confidential, and accurate. The Holder may obtain details with respect to the collection and transfer of his or her personal data in relation to the Plan participation and may also request access to and updates of such personal data, if needed, by contacting Vice President, Total Rewards, Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio 43659.

(h) Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Units reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Units from time to time.

(j) Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Holder. The Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Holder). Reference to Section 409A of the Code will also include any regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

ACCEPTED AND AGREED TO:

By:
(Name)

Date: December , 2013